Exhibit 99.1

FOR IMMEDIATE RELEASE

HALOZYME ANNOUNCES CHANGE IN PRIMARY ENDPOINT FOR HALO-301 TO OVERALL SURVIVAL

–FDA Agrees to Company Request to Change Primary Endpoint to Overall Survival–

–Previously Planned Interim Analysis Will Not Be Conducted–

–Management to Host Webcast / Conference Call Today at 5 p.m. ET / 2 p.m. PT–

SAN DIEGO, November 26, 2018 - Halozyme Therapeutics, Inc. (NASDAQ: HALO), a biotechnology company developing novel oncology and drug-delivery therapies, today announced that prior to data analysis, the FDA has agreed to Halozyme’s request to change the primary endpoint of the HALO-301 study to the single primary endpoint of overall survival (OS). As a result, the previously planned interim analysis will not be conducted. The company will host a webcast and conference call today at 5 p.m. Eastern / 2 p.m. Pacific to discuss this change in further detail.

HALO-301 is a phase 3 global, randomized, double-blind placebo controlled clinical trial evaluating investigational new drug PEGPH20 as a first-line therapy for potential treatment of patients with metastatic pancreas cancer.

Webcast and Conference Call

Halozyme will webcast a conference call today at 5 p.m. ET / 2 p.m. PT to discuss the HALO-301 statistical plan. Dr. Helen Torley, president and chief executive officer, will lead the call, which will be webcast live through the “Investors” section of Halozyme’s corporate website and a replay will be available following the close of the call. To access the webcast and additional documents related to the call, please visit www.halozyme.com approximately fifteen minutes prior to the call to register, download and install any necessary audio software. The call may also be accessed by dialing (877) 410-5657 (domestic callers) or (334) 323-7224 (international callers) using passcode 387156. A telephone replay will be available after the call by dialing (877) 919-4059 (domestic callers) or (334) 323-0140 (international callers) using replay ID number 49634758.

About HALO 301

HALO 301 is a phase 3 global, randomized, double-blind placebo controlled clinical trial evaluating investigational new drug PEGPH20 as a first-line therapy for potential treatment of patients with metastatic pancreas cancer. The trial will now be conducted at approximately 200 sites with a single primary endpoint of overall survival in patients receiving investigational new drug PEGPH20 in combination with gemcitabine and ABRAXANE® (nab-paclitaxel) compared to gemcitabine and nab-paclitaxel alone. Secondary endpoints include progression-free survival and objective response rate. More information may be found at clinicaltrials.gov (search HALO 301 or trial identifier NCT02715804) or www.HALO301.com.

About PEGPH20

PEGPH20 is an investigational PEGylated form of Halozyme’s proprietary recombinant human hyaluronidase under clinical development for the potential systemic treatment of tumors that accumulate hyaluronan. PEGPH20 is an enzyme that temporarily degrades HA, a dense component of the tumor microenvironment that can accumulate in higher concentrations around certain cancer cells, potentially constricting blood vessels and impeding the access of other therapies.

FDA granted orphan drug designation to PEGPH20 for treatment of pancreas cancer and fast track for PEGPH20 in combination with gemcitabine and nab-paclitaxel for the treatment of metastatic pancreas cancer. Additionally, the European Commission, acting on the recommendation from the Committee for Orphan Medicinal Products of the European Medicines Agency, designated investigational drug PEGPH20 an orphan medicinal product for the treatment of pancreas cancer.

About Halozyme

Halozyme Therapeutics is a biotechnology company focused on developing and commercializing novel oncology therapies that target the tumor microenvironment. Halozyme’s lead proprietary program, investigational drug pegvorhyaluronidase alfa (PEGPH20), applies a unique approach to targeting solid tumors, allowing increased access of co-administered cancer drug therapies to the tumor in animal models. PEGPH20 is currently in development for the treatment of several cancers and has the potential to be used in combination with different types of cancer therapies. In addition to its proprietary product portfolio, Halozyme has established value-driving partnerships with leading pharmaceutical companies including Roche, Baxalta, Pfizer, Janssen, AbbVie, Lilly, Bristol-Myers Squibb and Alexion for its ENHANZE® drug delivery technology. Halozyme is headquartered in San Diego. For more information visit www.halozyme.com.

Safe Harbor Statement

In addition to historical information, the statements set forth above include forward-looking statements (including, without limitation, statements concerning the possible activity, benefits and attributes of PEGPH20, the possible method of action of PEGPH20, its potential application to improve cancer therapies and statements concerning future actions relating to the development of PEGPH20) that involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements are typically, but not always, identified through use of the words “believe,” “enable,” “may,” “will,” “could,” “intends,” “estimate,” “anticipate,” “plan,” “predict,” “probable,” “potential,” “possible,” “should,” “continue,” and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including unexpected expenditures and costs, unexpected results or delays in development, and regulatory review, regulatory approval requirements, unexpected adverse events and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company’s most recent Annual and Quarterly Reports filed with the Securities and Exchange Commission.

Contact:

Al Kildani

Vice President, Investor Relations and Corporate Communications

858-704-8122

akildani@halozyme.com